Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD 2021 FOURTH QUARTER AND FULL YEAR NET SALES

Increases 2021 EPS Guidance and Raises 2022 Guidance

New York, New York, January 24, 2022 Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended December 31, 2021, net sales rose to a record $210.8 million, a 15% increase from the fourth quarter of 2020, and 19% ahead of the fourth quarter of 2019. At comparable foreign currency exchange rates, consolidated fourth quarter net sales increased 15% from the fourth quarter of 2020 and 14% compared to the fourth quarter of 2019. Of note, the average dollar/euro exchange rates for the 2021, 2020 and 2019 fourth quarters were 1.14, 1.19 and 1.11, respectively. For the 2021 full year, net sales rose to $879.6 million, up 63% and 23% compared to $539.0 million in 2020 and $713.5 million in 2019. Inter Parfums plans to issue results for the 2021 fourth quarter and full year on or about, Monday, March 1, 2022.

Net Sales:

	Three months ended December 31,
(in millions)	2021	2020	2019	21 vs 19%

European based product sales	$136.2	$139.6	$129.1	6%
United States based product sales	74.6	44.4	48.7	53%
	$210.8	$184.0	$177.8	19%

Net Sales:

	Year ended December 31,
(in millions)	2021	2020	2019	21 vs 19%

European based product sales	$663.2	$422.9	$542.1	22%
United States based product sales	216.4	116.1	171.4	26%
	$879.6	$539.0	$713.5	23%

Jean Madar, Chairman & CEO of Inter Parfums stated, “2021 was the best year in our history. Sales were at an all-time high. GUESS became our fourth brand with sales in excess of $100 million, joining Montblanc, Jimmy Choo and Coach. As compared to 2019, Montblanc’s 2021 sales grew by 7%, Jimmy Choo by 34%, and both Coach and GUESS by 41%. There were also significant gains made by our mid-sized brands, especially Abercrombie & Fitch, Hollister, Oscar de la Renta, Van Cleef & Arpels and Karl Lagerfeld. We also welcomed first time sales by our newest brands, notably Kate Spade, MCM, Ferragamo, and Moncler. Our largest market, North America achieved sales growth of 50% compared to 2019, while Western Europe and Asia grew sales by 9% and 15%, respectively, compared to 2019. Latin America and Eastern Europe also achieved top line growth of 22% and 26%, respectively, and only the Middle East had a decline in sales compared to 2019.”

Mr. Madar noted, “The new year has begun on a strong note. We have completed the integration of the Ferragamo and Ungaro brands and our new Italian subsidiary is now staffed and fully operational. We have a solid line-up of new product launches in the pipeline for many of our other brands. This includes the roll out of the first Moncler fragrance line in a series of selective points of sale that faithfully respect the brand’s image. An entirely new men’s collection for GUESS is scheduled for introduction in the spring. Extensions of the Montblanc Legend, Jimmy Choo Man and Jimmy Choo’s I Want Choo, debut in the first, second and third quarters, respectively. Also, in the third quarter, we will unveil new men’s lines for Coach and Boucheron. Brand extensions and flankers are in the works for MCM, Abercrombie & Fitch, Hollister, Anna Sui, and Oscar de la Renta. Lastly, we will be adding the Donna Karan and DKNY fragrance brands to our portfolio come this summer. In sum, 2022 has all the earmarks of another superb year as the growth catalysts currently far outweigh the headwinds, most notably limited travel retail business and supply chain disruptions.”

Raises Guidance

Russell Greenberg, Executive Vice President & CFO noted, “With better-than-expected sales in the final quarter of the year, we’ve increased our guidance for 2021 net income per diluted share from $2.45 to $2.65. We are also raising our 2022 guidance and now look for net sales of $975 million resulting in net income per diluted share of $3.00. Our 2022 guidance assumes that the average dollar/euro average exchange rate remains at current levels and there is no significant resurgence of the COVID-19 pandemic.”

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, S.T. Dupont, Ungaro, and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2020 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Devin Sullivan (212) 836-9608/dsullivan@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com